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                                                                   EXHIBIT 10.42
[PNC BANK LOGO]

                                                                   July 27, 2001

BY TELECOPY & OVERNIGHT MAIL

Re: Amended and Restated Credit Agreement dated as of April 25, 2000, as amended (the "Agreement"), among Standard Automotive Corporation ("SAC"), Arell Machining Ltd. ("Arell"), formerly known as Critical Components Canada Ltd. (SAC and Arell each individually, a "Borrower" and collectively, the "Borrowers"), the several banks and other financial institutions from time to time parties thereto (the"Banks"), PNC Bank, National Association, as Administrative Agent (in such capacity, the "Administrative Agent") for the Banks thereunder, ING (U.S.) Capital LLC, as syndication agent, and PNC Capital Markets, Inc. and ING Barings LLC, as joint arrangers (Capitalized terms not otherwise defined in this letter shall have the meanings given to them the Agreement).

Standard Automotive Corporation
280 Park Avenue
21st Floor West
New York, NY 10017
Attention: Mr. James F. "Pat" O'Crowley III

Dear Mr. O'Crowley:

           The Second Forbearance Agreement expired on July 17, 2001, and the Events of Default described below, among others, exist. Pursuant to ss. 10.1 of the Agreement, and with the consent of the Required Banks, the Administrative Agent declares the Commitments terminated as of the date of this letter, and the Loans, Notes, and all other amounts owing under the Agreement are immediately due and payable, all as set forth below.

           By letter dated December 19, 2000, the Administrative Agent notified the Borrowers of the Defaults in the observance of and performance under ss. 9.2(b) (Interest Coverage Ratio) and ss. 9.2(d) (Fixed Charge Coverage Ratio) of the Agreement.

           By letter dated January 23, 2001, the Administrative Agent notified the Borrowers of the Default arising from the U.S. Dollar Borrowing Base Certificate delivered by SAC to the Administrative Agent on or about January 12, 2001. The U.S. Dollar Borrowing Base Certificate revealed that the aggregate amount of Revolving Credit Exposure exceeded the U.S. Dollar Borrowing Base on January 5, 2001, and certified that this Default existed as of January 5, 2001.

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           Section 5.7(d) of the Agreement requires SAC to prepay the Revolving
Credit Loans on the date that the U.S. Dollar Borrowing Base Certificate was delivered in an amount equal to the excess of the aggregate amount of the Revolving Credit Exposure over the U.S. Dollar Borrowing Base on that date. The excess existing on that date of at least $5,516,000 was not and has not since been paid. Because SAC had not prepaid the excess under Section 5.7(d), it was notified that it was is in Default under ss.ss. 5.7 and 8.3 (Payment of Obligations), among other sections in the Agreement, and that Events of Default existed under ss. 10.1 (Events of Default) of the Agreement.

           For their failure to timely pay certain excise taxes to the Internal Revenue Services, by letter dated February 8, 2001, the Administrative Agent notified the Borrowers of their Defaults under ss. 6.8 (Taxes), ss. 8.3 (Payment of Obligations), and ss. 12.4 (Survival of Representations and Warranties) of the Agreement.

           Because the Defaults set forth in the February 8th letter continued to exist, by letter dated February 14, 2001, the Administrative Agent notified the Borrowers that Default Interest was being assessed pursuant to ss. 5.3 (Default Interest) of the Agreement, and that Eurodollar Loans were being converted to Base Rate Loans pursuant to ss. 5.14 (Conversion and Continuation Options) of the Agreement.

           In the Forbearance Agreement entered into as of April 2, 2001 (the "First Forbearance Agreement"), the Borrowers acknowledged that the Events of Default set forth in the above mentioned letters had occurred, and existed as of the First Forbearance Agreement. In addition, the Borrowers acknowledged that their failure to make the principal and interest payments due March 31, 2001, constituted further Events of Default. The First Forbearance Agreement expired on or about May 17, 2001.

           In the Second Forbearance Agreement effective as of May 21, 2001, the Borrowers acknowledged again that the Events of Default set forth in the above-mentioned letters had occurred, and existed as of the Second Forbearance Agreement. The Borrowers acknowledged again that their failure to make the principal and interest payments due March 31, 2001, constituted further Events of Default. The Second Forbearance Agreement expired on July 17, 2001.

           During the forbearance period under the Second Forbearance Agreement, the Borrowers defaulted under the Agreement by failing to make the principal and interest payments due June 30, 2001, which constituted additional Events of Default under ss. 10.1 (Events of Default) of the Agreement.

           The above-mentioned Events of Default continue to exist. Other Events of Default might also exist and be continuing. Accordingly, pursuant to ss. 10.1 of the Agreement, the Commitments are terminated as of the date of this letter, and the Loans and Notes are immediately due and payable, with accrued interest and all other amounts owing under the Agreement. Please contact James DeGenova of PNC Bank, National Association at (732) 220-3653 for the exact amount due and owing.

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           If the Borrowers do not pay all amounts due within five days of the date of this letter, then the Administrative Agent and the Banks reserve the right without further notice to exercise all rights and remedies under the Loan Documents or otherwise, including but not limited to collecting receivables owed to the Borrowers or Guarantors directly from the account debtors, transferring into the Administrative Agent's name or its nominee's name all or part of the pledged stock, taking control of and voting and managing all or part of the pledged stock, and instituting suit, including foreclosure actions, to collect the debt as well as costs and legal fees.

           The Administrative Agent and the Banks reserve all rights and remedies, and nothing contained in or omitted from this letter shall constitute a waiver of those rights and remedies. Moreover, the receipt and acceptance of any partial payments now or in the future shall not constitute an agreement to forbear by the Administrative Agent and the Banks, and shall not constitute a modification to the Agreement or Loan Documents or a defense in any proceeding.

                                    Very truly yours,



                                    PNC BANK, NATIONAL ASSOCIATION,
                                    as Administrative Agent



                                    By:  /s/ JAMES R. DEGENOVA
                                         -------------------------------
                                             James R. DeGenova
                                             Vice President


cc:   Richard W. Hill, Esq. (telecopy & regular mail)
      Mark Mandel, Esq. (telecopy & regular mail)
      Kevin Fisher, Esq. (telecopy & regular mail)
      Attached Service List (telecopy & regular mail)